Exhibit 10.1

Execution Version

DEX MEDIA, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 26, 2016. between Dex Media, Inc., a Delaware corporation (the “Company”), and Joe Walsh (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of October 14, 2014, as amended by the Amendment to Employment Agreement, dated as of May 13, 2016 (the “Prior Employment Agreement”); and

WHEREAS, the parties have agreed to amend and restate the Prior Employment Agreement in its entirety such that the Prior Employment Agreement shall be of no further force and effect and shall as of the date hereof be replaced and superseded by this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION AND DUTIES.

(a)           During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities of persons normally associated with the position of chief executive officer of similarly situated public companies, including (i) all employees reporting to the Employee or his designate (recognizing that certain employees, such as the chief compliance officer or head of internal audit, may also have a reporting line to the audit committee) and (ii) the ability to hire and fire employees (recognizing that the termination of the chief financial officer, chief accounting officer, head of internal audit and general counsel may require the approval of the audit committee or governance committee in accordance with the Company’s board of directors’ (the “Board”) policies in effect from time to time) and recognizing that the hiring or firing of any of the Employee’s direct reports will be subject to the approval of the Board acting in good faith. The Employee shall report directly to the Board.

(b)           During the Employment Term, the Employee shall devote the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s efforts to the performance of the Employee’s duties with the Company as his primary business obligation. The Employee shall be entitled to continue as Executive Chairman of Cambium Learning Group, his other business activities and be involved in charitable activities, to the extent that such service does not violate any applicable restrictive covenants, create a potential business conflict or prevent him from performing his duties for the Company.

2.             EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement and the Employee agrees to be so employed, until December 31, 2019 (the “Initial Term”) commencing as of the date hereof (the “Effective Date”). The term of employment shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party, at least thirty (30) days prior to the expiration of the Initial Term or any extended term, shall give written notice to the other of its intention not to renew such employment term. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.             BASE SALARY AND BONUS.

(a)            BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of $1,000,000 per year. The Employee’s Base Salary may be increased, but not decreased below its then current level, as may be determined from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)            BONUS. Beginning with the 2017 fiscal year, Employee will be eligible during the Employment Term for an annual target bonus (an “Annual Bonus”) of one hundred percent (100%) of Employee’s Base Salary (the “Target Bonus”), based upon, and subject to the achievement of reasonable annual performance objectives established in good faith by the Board after consultation with the Employee within the first ninety (90) days of each fiscal year during the Employment Term. The bonus program shall also provide for a bonus above a threshold level and for an increased bonus for achievement above target. Annual Bonuses shall be paid no later than March 15th of the calendar year immediately following the fiscal year to which such bonuses relate. Any bonus payment earned by Employee for calendar year 2016 shall be determined under the Company’s 2016 Value Added Plan (the “VAP”).

4.             EMPLOYEE BENEFITS.

(a)            BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to Employee hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)           VACATIONS. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.

(c)           BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

(d)           OFFICE. The Employee will be based in Maryland and will travel to Dallas and such other Company offices as the performance of his duties may reasonably require. The Company will pay the Employee $2,500 per month to maintain an office for the Company at the same premises that the Employee now owns and from which he currently works on behalf of the Company, including continuing to employ as a full-time employee the Employee’s current office manager (or, if necessary, an appropriate replacement) on substantially the same terms and conditions as such office manager is now currently employed.

(e)           LEGAL FEES. The Company shall pay or reimburse the Employee for the Employee’s reasonable legal fees incurred in negotiating and drafting this Agreement, provided that any such payment shall be made on or before March 15 of the calendar year immediately following the date hereof.

(f)           EQUITY GRANT. The Employee shall promptly receive a grant of stock options to acquire 5,000,000 shares of common stock of the Company (the “Initial Options”). which grant shall be in the form of Exhibit B hereto (the “Initial Option Agreement”). The Initial Options shall have an exercise price equal to $2.04 per share. The exercise term of the Initial Options shall commence on the grant date and, unless earlier terminated, shall expire ten (10) years from the grant date. The Initial Options shall vest and become exercisable in equal monthly installments over a three year period commencing on January 1, 2017 if Employee remains employed through each applicable vesting date. Notwithstanding the preceding sentence, in the event the Employee’s employment is terminated by the Company other than for Cause or by the Employee for Good Reason, in either case within 6 months prior to or 12 months following a Change in Control, as defined below, all unvested options shall immediately vest and become exercisable as of the date of such termination (or Change of Control, if later). If Employee’s employment is terminated for any reason other than a termination by Employee without Good Reason, any vested Initial Options shall remain exercisable for one year after the Employee’s employment is terminated, and if Employee terminates employment without Good Reason, any vested Initial Options shall remain exercisable for 90 days after the Employee’s employment is terminated; provided, however, that (i) in the event the Employee’s employment is terminated by the Company for Cause, all of the Initial Options, whether vested or unvested, shall be immediately forfeited and (ii) in no event may the Initial Options be exercised after the expiration of the term of the Initial Options. The Initial Options shall be exercisable during the term in accordance with the terms of the Initial Option Agreement, The Initial Options shall be exercisable by delivery of an exercise notice in a form generally used by the Company from time to time, or in a manner and pursuant to such procedures as the Company may determine, which shall state the election to exercise the Initial Options, the number of shares with respect to which the Initial Options are being exercised, and such other representations and agreements as may be required by the Company. Payment of the exercise price and any required tax withholdings shall be by any of the following, or a combination thereof, at the election of the Employee: (a) cash; (b) check; or (c) the withholding of shares of Company common stock otherwise deliverable upon such exercise having a fair market value equal to the aggregate amount of such exercise price or tax withholding, as the case may be.

For purposes of this Section 4(f), a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or affiliate, any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) and any Permitted Holder (as defined below), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities, other than in connection with a merger, consolidation, recapitalization or reorganization of the Company; (ii) the consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction that would result in at least 50% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned in approximately the same proportion by persons who together beneficially owned at least 50% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this Section 4(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold is due solely to the acquisition of voting securities by the Company or such surviving entity or any subsidiary or affiliate of the Company or such surviving entity, by an employee benefit plan of the Company or such surviving entity or of any subsidiary or affiliate of the Company or such surviving entity, or by any Permitted Holder; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, or the consummation of a sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect) other than to a company or entity controlled by the persons who controlled the Company immediately prior to such sale or disposition; or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board. Notwithstanding anything to the contrary, the consummation of an acquisition or merger transaction between the Company and YP LLC or any of its affiliates that involves all or substantially all of the assets of YP LLC will be considered a Change in Control. “Permitted Holder” shall mean Mudrick Capital Management L.P., Verto Direct Opportunity LP. Boston Patriot Battery March St. LLC. P Mudrick LTD, Mudrick Distressed Opportunity Drawdown Fund LP. Mudrick Distressed Opportunity Drawdown Fund LP. Mudrick Distressed Opportunity Specialty Fund LP. Blackwell Partners LLC - Series A. Mudrick Distressed Opportunity Fund Global LP. Paulson Credit Opportunities Master LTD, Paulson & Co. Inc., Paulson Credit Opportunities Master LTD and their respective affiliates.

5.             TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)            DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability while the Employee remains Disabled. For purposes of this Agreement, “Disability” shall be defined as the Employee’s inability, as a result of physical or mental incapacity, to have performed the duties of his position for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period. Any question as to whether Disability exists as to which the Employee and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third who will make such determination in writing. The determination of Disability made in writing to the Company and the Employee will be final and conclusive for all purposes of this Agreement.

(b)           DEATH. Automatically upon the date of death of the Employee.

(c)           CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i)           the Employee’s willful misconduct with regard to the Company or his performance of his duties for the Company;

(ii)          the Employee’s embezzlement or misappropriation of assets of the Company (not including a good faith dispute over expense reimbursements) or fraud against the Company:

(iii)         the Employee’s conviction of, or guilty plea or plea of nolo contendere with respect to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude;

(iv)        the Employee’s material breach of this Agreement or any applicable restrictive covenants;

(v)         the Employee’s willful refusal to attempt in good faith to perform the Employee’s duties;

(vi)        the Employee’s willful and material violation of the Company’s generally applicable policies, including but not limited to any employment handbook and ethics code, if such violation can reasonably be expected to have a material adverse effect on the Company’s business or reputation; or

(vii)       the Employee’s willful and repeated failure to attempt to follow in good faith the lawful directives of the Board.

Provided, that with respect to any termination by reason of any of Sections 5(c)(iv) through 5(c)(vii), prior to the Employee’s termination, the Employee shall be given written notice detailing the specific Cause event, and he shall be entitled to a 30-day cure period following receipt of such notice, following which, if the Cause event in question is not cured, the Employee shall be terminated for Cause; provided, however, that the Board shall retain discretion over whether the Employee shall in any 12 month period receive additional opportunities to cure any such Cause event that is substantially the same as a previous occurrence in such 12 month period that was cured by the Employee.

(d)           WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)           GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)          material diminution in the Employee’s duties, authorities or responsibilities or reporting lines as set forth in Section 1(a) hereof (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that implementation by the Board of its authority on hiring and firing as specified in Section 1(a) shall not be a violation of this clause (i);

(ii)          material diminution in Base Salary or Target Bonus; or

(iii)         the Company’s material breach of its obligations to the Employee under the Agreement.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f)            WITHOUT GOOD REASON. Upon 30 days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)           EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term set forth in Section 2 hereof.

6.            CONSEQUENCES OF TERMINATION.

(a)           TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF THE EMPLOYEE’S NON-RENEWAL OF THE EMPLOYMENT TERM. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-renewal of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):

(i)          any unpaid Base Salary through the date of termination;

(ii)         reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)        any accrued but unused vacation time in accordance with Company policy;

(iv)        except in the case of termination by the Company for Cause, any accrued unpaid bonus for the most recently completed year (or most recently completed period in the case of bonus plans covering periods shorter than a year) under the Company’s bonus plans; and

(v)         all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 6(a)(i) through 6(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)           TERMINATION WITHOUT CAUSE, FOR GOOD REASON, BY REASON OF THE EMPLOYEE’S DEATH OR DISABILITY, OR AS A RESULT OF THE COMPANY’S NON-RENEWAL OF THE EMPLOYMENT TERM. Except as provided in Section 6(c) hereof, if the Employee’s employment is terminated (v) by the Company other than for Cause, (w) by the Employee for Good Reason, (x) as a result of the Employee’s death, (y) as a result of the Employee’s Disability, or (z) as a result of the Company’s non-renewal of the Employment Term, as provided for in Section 2 hereof, the Company shall pay or provide the Employee (or his estate, as applicable) with the following, subject to the provisions of Section 22 hereof:

(i)           the Accrued Benefits;

(ii)          a pro-rated bonus for the year (or period in the case of bonus plans covering periods shorter than a year) in which your employment terminates, such bonus to be determined based on actual performance and consistent with senior executives who remain employed with the Company, and then prorated based on the number of calendar days of such year (or period) elapsed through the date your employment is terminated, payable at the same time as bonuses are paid to other senior executives for the year (or period); and

(iii)        an amount equal to one times (IX) the sum of (a) Base Salary and (b) Target Bonus, which amount shall be paid in a lump sum promptly after termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 22 hereof), any such payment scheduled to occur during the first 60 days following the termination of employment shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Notwithstanding the foregoing, such payment shall in all events be paid prior to March 15 of the calendar year following the year of termination.

Payments and benefits provided in this Section 6(b) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If the Employee’s employment is terminated (x) by the Company other than for Cause, (y) by the Employee for Good Reason or (z) as a result of the Company’s non-renewal of the Employment Term, as provided for in Section 2 hereof, and in any such case, such termination occurs within the period starting six (6) months prior to a Change in Control and ending twelve (12) months following a Change in Control, Employee shall be entitled (without duplication) to (i) acceleration of the Initial Options and (ii) the payments and benefits described in Section 6(b), except that, solely in the case of an amount otherwise payable under Section 6(b)(iii), such amount shall be multiplied by 2 (i.e., an amount equal to 2 multiplied by the sum of Base Salary and Target Bonus, without duplication), and such amount shall be paid in a lump sum promptly after termination, subject to the same payment timing procedures as described in Section 6(b)(iii), provided that, if the termination is prior to the Change in Control, the amount over the amount in Section 6(b) shall be paid promptly after the Change in Control.

(d)           OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(e)            EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 5 and 6 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

7.             RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached as Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination.

8.             RESTRICTIVE COVENANTS.

(a)           CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee has had and will continue to have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s duties and for the benefit of the Company as determined in good faith by the Employee, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee: (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee: (iii) was known to the Employee prior to his employment with the Company (the Company acknowledging that the Employee has had extensive experience in the Company’s industry); or (iv) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)           NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services in violation of this provision to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, and (iv) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment Accordingly, during the Employee’s employment hereunder and for a period of six (6) months thereafter (the “Noncompete Period”), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business or otherwise engage in conduct that interferes or conflicts with the Employee’s duties to the Company or creates a potential business or fiduciary conflict. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than three percent (3%) of the equity securities or public debt of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates or through a private equity, venture capital or other commingled fund, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 8(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c)           NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity. (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8(c) while so employed or retained and for a period of six (6) months thereafter. The foregoing shall not be violated by general advertising not targeted at the Company’s employees, representatives or agents, serving as a reference upon request, or utilizing representatives or agents that serve multiple entities (provided that such utilization does not interfere with the Company’s relationships).

(d)           INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company, but at the Company’s expense. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit all without additional compensation to the Employee from the Company, but at the Company’s expense.

(ii)          In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company,

(e)            RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to any Company provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(f)            REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 8 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Employee is subject to the constraints in Section 8(b) hereof, the Employee will provide a copy of the relevant provisions of this Agreement (including, without limitation, this Section 8) to such entity. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 8. The Company acknowledges that, to the extent it has an obligation to pay an amount for the restrictions in Section 8(b) hereof to be valid, if it does not timely pay such amounts it will not try to assert such restrictive covenants and further, when the restrictive covenants do not apply, it shall not try to assert inevitable disclosure of Confidential Information to prevent the Employee’s activities.

(g)           REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law. it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)           TOLLING. In the event of any actual violation of the provisions of this Section 8, the Employee acknowledges and agrees that the applicable post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)            SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 and 9 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

9.            COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will reasonably respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will reasonably assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The foregoing shall not apply to any matter between the Company and the Employee. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates related to his employment period, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and. or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates that is a Claim without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 9. Any cooperation by the Employee shall take due regard of his other commitments and shall be scheduled at a time and location that will reasonably limit the inconvenience to him.

10.           EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

11.           NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly in writing assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.           NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Dex Media, Inc.

2200 West Airfield Drive

Dallas-Fort Worth Airport, Texas 75261

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.          SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14.          SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

15.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.          ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 10 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Maryland in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration, to the extent that the Employee prevails in said arbitration (as determined by the arbitrator), the Company shall pay all of the Employee’s costs and expenses, including, without limitation, reasonable legal fees and expenses promptly upon presentation of invoices, but in any event by March 15 of the calendar year after the award of fees by the arbitrator.

17.          INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless (including advancement of legal fees) to the extent provided under the By-Laws of the Company (as are currently in effect) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.

18.           LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19.          GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions).

20.          MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21.          REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

22.          TAX MATTERS.

(a)           WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)           SECTION 409A COMPLIANCE.

(i)          The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or be exempt therefrom and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. The Employee acknowledges and agrees that the Company makes no representations with respect to the application of Code Section 409A or any other tax consequences to any payments hereunder.

(ii)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from Service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)        To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(iv)        For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:

Name:	Debra M. Ryan

Title:	EVP–HR

EMPLOYEE

Joseph Walsh
Joe Walsh

EXHIBIT A

GENERAL RELEASE

I.                           , in consideration of and subject to the performance by Dex Media, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of September 26, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and, in their capacity related to the Company, all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.             Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly or by implication survive the termination of my employment with the Company. I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991: the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law. or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967, as amended).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay. front pay, and any form of injunctive relief Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I hereby acknowledge that Sections 6 through 12, 16 through 20 and 22 of the Agreement shall survive my execution of this General Release.

9.             I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

10.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

11.           Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY:

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT AC! OF 1967. AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964. AS AMENDED: THE EQUAL PAY ACT OF 1963. THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED:

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL- OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

EXHIBIT B

[insert Initial Option Agreement]

DEX MEDIA, INC.

STOCK OPTION AGREEMENT

GRANT DATE: September 26, 2016

Joe Walsh
c/o Dex Media, Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, TX 75261

Dear Joe:

This letter agreement (the “Agreement”) sets forth the terms and conditions of the stock option granted to you on September 26, 2016 by Dex Media, Inc. (the “Company”), in accordance with the provisions of its 2016 Stock Incentive Plan (the “Plan”).

Your Option (as such term is defined in paragraph 1 below) is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement, This grant is only effective if you sign and return to the Company a copy of this Agreement evidencing your agreement with the terms and conditions of your Option. Any terms used in this Agreement and not defined have the meanings set forth in the Plan.

1.	Option Grant

You have been granted an option (the “Option”) to purchase 5,000,000 shares of the Company’s Common Stock (“Common Stock”). The Option is a “non-qualified stock option” and is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Exercise Price

The price at which you may purchase the shares of Common Stock covered by the Option is $2.04 per share.

3.	Term of Option

Your Option expires in all events on September 26, 2026 (the “Option Expiration Date”). However, your Option may terminate prior to the Option Expiration Date as provided in paragraph 7 of this Agreement upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of paragraph 7, in no event can your Option be exercised after the Option Expiration Date.

4.	Exercisability of Option

(a)           Unless it becomes exercisable on an earlier date as provided in paragraph 7 or 11 below, your Option will become exercisable in equal monthly installments over a three year period beginning on January 1, 2017, provided that you continue to provide service to the Company or one of its Affiliates on each such date.

(b)           To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates. You may only purchase a whole number of shares.

5.	Manner of Exercise

You may exercise your Option by giving written notice to the Company (on the Exercise Agreement attached hereto as Exhibit A or any other form acceptable to the Company) of the number of shares of Common Stock desired to be purchased. The notice must be hand delivered or mailed to the Company at its headquarters office (currently 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX 75261); Attention: Deb Ryan, EVP – Chief Human Resources Officer. The notice must be accompanied by tender in full of the exercise price, in cash (including check, bank draft, money order, or wire transfer to the order of the Company). You may also exercise your Option by payment of the exercise price in shares of Common Stock, by delivery of the documents necessary to arrange for payment of the exercise price by means of a broker-assisted cashless exercise, or by a net share exercise, subject to the terms and conditions set forth in paragraphs 6(a), 6(b) and 6(c) below. Except as provided in paragraph 8 below, your Option will be deemed exercised on the date the Exercise Agreement or other notice of exercise acceptable to the Company (with accompanying payment of the exercise price) is hand delivered or, if mailed, postmarked.

The shares of Common Stock you will receive upon exercise of your Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Company’s Board of Directors.

6.	Satisfaction of Exercise Price other than with Cash

(a)           Payment in Common Stock. If the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded at the time of your exercise, your Option may be exercised by the delivery of shares of Common Stock which you have owned for at least six months. Such shares will be valued at their Fair Market Value (as defined in the Plan) at the close of trading on the date of exercise. The stock certificates for the shares you deliver in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be delivered. Only whole shares may be delivered. Any portion of the exercise price in excess of the fair market value of a whole number of shares must be paid in cash. If a certificate delivered in exercise of your Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the excess shares.

(b)           Broker-Assisted Cashless Exercise. If the Company is subject to the reporting requirements of the Exchange Act and the Common Stock is publicly traded at the time of your exercise, you may exercise your Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise.

(c)            Net Share Exercise. You may exercise your Option by delivering to the Company a written exercise notice (on the Exercise Agreement attached hereto as Exhibit A or any other form acceptable to the Company) that directs the Company to withhold a sufficient number of the shares of Common Stock acquired upon exercise to satisfy the aggregate exercise price and tax withholding obligation with respect to the shares of Common Stock to which the Option is being exercised. For purposes of this provision, the shares of Common Stock applied to satisfy the exercise price and withholding obligation shall be valued in the same manner as provided under paragraph 6(a).

7.	Termination of Employment or Other Service With the Company

(a)           General. Except as otherwise provided by the terms of an employment agreement with the award holder, the following rules apply to your Option in the event of your death, disability, retirement, or other termination of service.

(i)	Termination for Reasons Other than Cause, or Voluntary Termination Without Good Reason. If your service with the Company terminates for any reason other than termination for Cause, or by you without Good Reason, your Option will terminate one year after such termination of service or, if earlier, the Option Expiration Date. Following the termination of your service, no additional portions of your Option will become exercisable (except as provided for in clause (iv) below), and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your service.

(ii)	Voluntary Termination Without Good Reason. If you terminate your service with the Company without Good Reason, your Option will terminate 90 days following such termination of employment or service with the Company, or, if earlier, the Option Expiration Date. Following the termination of your service, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your service.

(iii)	Termination for Cause. If your service with the Company is terminated for Cause, your Option, whether vested or unvested, will immediately terminate.

(iv)	Termination without Cause or for Good Reason in Connection with a Change in Control. If your service with the Company is terminated by the Company without Cause or by you for Good Reason in either case within 6 months prior to or 12 months following a Change in Control, all unvested Options shall immediately vest and become exercisable as of the date of such termination of service (or Change in Control, if later). Your Option will terminate one year following such termination of service (or Change in Control, if later), or, if earlier, the Option Expiration Date.

(b)           Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of service with the Company, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of paragraph 7(a), but not beyond the expiration date of your Option as set forth in paragraph 3 above.

(c)           Determinations. The date and circumstances of your termination of your service with the Company and the occurrence of a Change of Control shall be determined in accordance with the requirements and procedures set forth in your employment agreement with the Company or, if you are not then party to an employment agreement with the Company, in accordance with the terms of the Plan.

8.	Restrictions on Option Exercise

(a)           At the time of exercise of your Option, you will be required to execute appropriate documents making you subject to the Stockholder’s Agreement which, among other things, provides for certain restrictions on the transfer of Common Stock. All of the terms of the Stockholder’s Agreement are incorporated herein by reference. Notwithstanding the provisions of the Stockholder’s Agreement, the Company agrees that: (i) in connection with the exercise of drag or tag rights under the Stockholder’s Agreement, you cannot be required, without your consent, to agree to restrictive covenants more onerous to you than those contained in your employment agreement with the Company; (ii) you will be entitled to piggyback registration rights in connection with the exercise of demand registration rights under the Stockholder’s Agreement; and (iii) your use of the Company’s confidential information to the extent permitted under your employment agreement with the Company will not violate the confidentiality restrictions set forth in the Stockholder’s Agreement.

(b)           Without limitation of the Stockholder’s Agreement, if at the time of exercise, the Company has not had an initial public offering, then, as a condition to the exercise of your Option, you will be required to agree that the shares acquired upon exercise of your Option will be subject to such restrictions on disposition (“lock-up” provisions) as may be imposed on such shares by the Company’s underwriters in connection with the Company’s initial public offering, not to exceed 180 days.

(c)           Even though your Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee or the Company determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will extend the period during which your Option may be exercised but will in no event extend the term of your Option. The Company has no obligation to register the Common Stock under federal or state securities laws.

(d)           Even though your Option is otherwise exercisable, the Committee or the Company may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:

(i)

the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;

(ii)	the consent or approval of any government regulatory body is required and has not been obtained;

(iii)	the satisfaction of withholding tax is required and has not occurred;

(iv)	representations by you or other information is necessary or desirable in order to comply with any federal or state securities laws or regulations, and you have not provided such representations or information; or

(v)	an agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is necessary or desirable in order to comply with any federal or state securities laws or regulations, or is required by the terms of this Agreement, and you have not executed such agreement.

(e)            In any of the circumstances described in this paragraph 8, the Committee or the Company may act either before or within ten (10) business days after your delivery of a notice of exercise, in which case your attempted exercise will have no effect.

(f)            The Company will take commercially reasonable steps to remedy the circumstances described in Sections 8(d)(i) or (ii), and the period during which your Option may be exercised will be extended for the period of time required to remedy such circumstance but in no event beyond the term of your Option.

9.	Income Tax Withholding

In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable withholding tax liability, which may include net share exercise as provided in Section 6(c). If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

10.	Non-transferability of Option

The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by reason of your death.

11.	Change in Control

Upon a Change in Control of the Company, the Board may take such action as it in its sole discretion deems appropriate to (i) accelerate the time when awards vest and/or may be exercised, (ii) cash out outstanding awards at or immediately prior to the date of such event (by payment of the amount, if any, by which the Fair Market Value of the Common Stock at the time exceeds the exercise price of the award of Options), (iii) provide for the assumption of outstanding awards by surviving, successor or transferee corporations, and/or (iv) provide that Options shall vest and be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options shall terminate.

The term “Change in Control” as used in this Agreement shall mean: (i) a Change in Control (as defined in the Plan); or (ii) the consummation of an acquisition or merger transaction between the Company and YP LLC or any of its affiliates that involves all or substantially all of the assets of YP LLC will be considered a Change in Control.

12.	Adjustment in Certain Events

In the event of specified changes in the Company’s capital structure, the Board of Directors shall make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number, exercise price and kind of shares covered by outstanding awards to the extent necessary to preserve the economic intent of such award. This Agreement will continue to apply to your Option as so adjusted.

13.	No Guarantee of Continued Service

The grant of this Option does not constitute an assurance of continued service for any period or in any way interfere with the Company’s right to terminate your service or to change the terms and conditions of your service.

14.	Notices

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of Deb Ryan, EVP – Chief Human Resources Officer, and to you at the address reflected or last reflected on the Company’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage and registry or certification fee prepaid) in a government post office of mailbox or sent by nationally recognized overnight courier. Any such notice shall be given only when received, but if you are no longer employed by the Company or providing services to it, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with this paragraph 14 (or, if sent for overnight delivery by a nationally recognized overnight courier, on the next business day).

15.	Plan

The Option and all of your rights under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. You agree to be bound by the terms of the Plan and this Agreement. You acknowledge having read the Plan and this Agreement.

16.	Administration

The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.

17.	Entire Agreement; Amendment

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

The Committee may from time to time amend the terms of this grant or the rules and regulations governing this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this Option.

18.	Effect of this Agreement

This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

19.	Governing Law; Arbitration; Severability; Miscellaneous

(a)           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof that would give effect to the law of another state.

(b)           Construction. The language of all parts of the Plan and this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c)           Limited Rights. You shall have no rights as a stockholder of the Company with respect to the Option. Your rights with respect to the shares of Common Stock delivered upon exercise of your Option after the date of such issuance are subject to the terms and conditions set forth herein.

(d)           Severability. If it is determined that any portion of this Agreement or the Plan is in violation of any statute or public policy, then only the portions of this Agreement or the Plan, as applicable, that violate such statute or public policy shall be stricken, and all portions of this Agreement and the Plan that do not violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

(e)           Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)            Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)           Death or Disability. References herein to obligations applicable to you as an optionee (excluding, for purposes of clarity, the requirement that all services that are a precondition to vesting and exercisability of the Option be performed by you) shall include references to your beneficiary or personal representative if you die or become incapacitated.

(h)           Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

20.	Data Privacy

You expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and affiliates, and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing participation in the Plan. You expressly waive any data privacy rights you may have with respect to such information.

This Agreement contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. Please sign below to evidence your acceptance of this Option on the terms and conditions set forth in this Agreement, and return a signed copy of this Agreement to Deb Ryan, EVP – Chief Human Resources Officer, at the Company’s Dallas headquarters.

Very truly yours,

DEX MEDIA, INC.

By:
Name:
Title:

ACCEPTANCE OF OPTION:

I have read, understand, and agree to the terms and provisions of this Option, including without limitation, the restrictions on my right to exercise the Option (set forth in paragraph 8).

(signature of employee)

Joseph Walsh
(print name)